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                                                                  EXECUTION COPY

                             TENDER OFFER AGREEMENT

       TENDER OFFER AGREEMENT (the "AGREEMENT"), dated as of October 3, 2000, by and among Gilat Satellite Networks Ltd., an Israeli corporation ("PURCHASER"), ZapMe! Corporation, a Delaware corporation (the "COMPANY"), and the certain stockholders of the Company listed on Schedule A hereto (the "SCHEDULE A STOCKHOLDERS"), and certain other stockholders listed on Schedule B hereto (the "SCHEDULE B STOCKHOLDERS", and together with the Schedule A Stockholders, the "IDENTIFIED STOCKHOLDERS").

                              W I T N E S S E T H:

       WHEREAS, each of the respective Boards of Directors of Purchaser and the Company has determined it is in the best interests of their respective stockholders for Purchaser to acquire outstanding shares of the common stock, $
 .01 par value, of the Company (the "SHARES") up to a number of Shares which, together with the Shares owned by Purchaser, would constitute 51% of the voting power (determined on a Fully Diluted Basis, as defined herein) of all securities of the Company entitled to vote (the "MAXIMUM NUMBER OF SHARES"), at a price of $2.32 in cash per Share pursuant to a cash tender offer (the "OFFER") upon the terms and conditions set forth herein;

       WHEREAS, in order to induce Purchaser to enter into this Agreement, Purchaser has requested that (i) each of the Schedule B Stockholders, and each Schedule B Stockholder has agreed to, tender its Shares in the Offer upon the terms and conditions set forth herein and (ii) each of the Schedule A Stockholders has agreed to grant Purchaser an option, which Purchaser shall be required to exercise, to the extent necessary for Purchaser to acquire the Maximum Number of Shares (taking into account the Shares validly tendered and not timely withdrawn as of the expiration of the Offer); and

       WHEREAS, Purchaser, the Company and the Identified Stockholders desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.
                                  TENDER OFFER

       1.1    Tender Offer.

              (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities and Exchange Act of 1934, as amended (together with all the rules and regulations promulgated thereunder, the "EXCHANGE ACT")), the Offer within ten (10) business days of the date hereof. The Offer will be subject only to the satisfaction or waiver of the conditions set forth in Article VIII hereof (the "OFFER CONDITIONS"), any of which conditions may be waived in the sole discretion of Purchaser. Assuming all of the conditions to consummation of the Offer are satisfied, Purchaser shall consummate the Offer as promptly as possible and shall exercise the Option (as herein defined) to the extent necessary to acquire the Maximum Number of Shares



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(taking into account the Shares validly tendered and not timely withdrawn as of the expiration of the Offer).

              (b) Purchaser agrees that upon the terms and subject to the conditions of this Agreement (including the Offer Conditions), Purchaser shall accept for payment all Shares, up to the Maximum Number of Shares, that are validly tendered on or prior to the expiration of the Offer and not timely withdrawn, as soon as it is permitted to do so under applicable law, and shall pay for such Shares promptly thereafter. Purchaser may, at any time, assign to one or more corporations, which are direct or indirect majority owned and controlled subsidiaries of Purchaser, the right to purchase all or any portion of the Shares tendered pursuant to this Offer, but any such transfer or assignment shall not relieve Purchaser of its obligations under the Offer or prejudice the rights of Identified Stockholders or any other stockholder to receive payment for Shares properly tendered and accepted for payment in accordance with the terms of this Agreement.

              (c) In the event that the number of Shares that are validly tendered on or prior to the expiration of the Offer and not timely withdrawn, exceed the Maximum Number of Shares, the number of Shares tendered by each stockholder of the Company (including the Identified Stockholders) shall be reduced by an amount equal to the product of: (i) the number of Shares representing the difference between the number of validly tendered Shares and the Maximum Number of Shares, multiplied by (ii) the quotient of (A) the number of Shares held by the stockholder (including any securities that are by their terms convertible into Shares) as of the expiration of the Offer, divided by (B) the number of Shares outstanding on a Fully Diluted Basis (as hereinafter defined) as of the expiration of the Offer.

              (d)    The Offer shall initially be scheduled to expire twenty
(20) business days following the commencement thereof; provided that, unless this Agreement shall have been terminated pursuant to Article IX hereof, Purchaser shall have the right to extend the Offer, in its sole discretion, from time to time in the event that, at a then-scheduled expiration date, the Offer Conditions have not been satisfied; provided further that, under no circumstances shall any such extension be less than the minimum number of days required by the Exchange Act or the rules and regulations promulgated thereunder or by applicable law.

              (e) As promptly as practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "OFFER DOCUMENTS"). The Company and Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Purchaser will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and



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comment upon the Schedule TO before it is filed with the SEC. In addition, the
Company and Purchaser agree to provide one another and respective counsel with any comments, whether written or oral, that the Company or Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments. For the purposes of this Agreement, shares outstanding on a "FULLY DILUTED BASIS" shall include all issued and outstanding shares of common stock, par value $.01, of the Company ("COMPANY COMMON STOCK") and any and all issued and outstanding securities, options, warrants or rights which have been converted into, or exercised for, shares of Company Common Stock as of October 1, 2000.

       1.2    Company Action

              (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors (the "BOARD"), at a meeting duly called and held, has (i) determined that the terms of the Offer are fair to and in the best interests of the stockholders of the Company,
(ii) approved this Agreement, the Offer and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and approve and adopt this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the Board's recommendation described in the immediately preceding sentence. The Company's financial advisor Thomas Weisel Partners (the "FINANCIAL ADVISOR"), has delivered to the Board, subject to the qualifications and assumptions set forth therein, its opinion to the effect that, as of the date of this Agreement, the $2.32 per Share in cash to be received in the Offer by holders of shares (other than Purchaser, the Identified Stockholders and their respective affiliates) is fair, from a financial point of view, to such holders. The Company has been authorized by the Financial Advisor to permit the inclusion of a copy of such opinion (and a reference thereto in form and substance satisfactory to the Financial Advisor) in the Schedule 14D-9 (as hereinafter defined).

              (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9") containing the recommendations referred to in paragraph (a) above and shall mail the Schedule 14D-9 to the record holders of Shares as required by law. Each of the Company and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by or deemed advisable under applicable federal securities laws. Purchaser and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company shall provide Purchaser and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Purchaser and its counsel prior to responding to such comments.



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              (c)    The Company shall promptly furnish Purchaser with mailing
labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as the Company, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Company and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer, and, if this Agreement is terminated in accordance with Article IX hereof or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

                                  ARTICLE II.
                               AGREEMENT TO TENDER

       2.1    Agreement to Tender.

       Each Schedule B Stockholder hereby agrees to irrevocably tender in the Offer that number of Shares currently held by him, as set forth across from such Schedule B Stockholder's name on Schedule B hereto (the "TENDERED SHARES").

       2.2    Grant of Option.

       Effective on the date hereof, Purchaser shall have, and Schedule A Stockholders hereby grant to Purchaser, the right and option to purchase (the "OPTION") from the Schedule A Stockholders at a price of $ 2.32 per Option Share, the number of Shares held currently by him, as set forth across from such Schedule A Stockholder's name on Schedule A hereto (the "OPTION SHARES"). Purchaser hereby agrees to exercise such Option upon consummation of the Offer only to the extent required to acquire a number of Shares equal to the Maximum Number of Shares as of the last business day prior to consummation of the Offer (taking into account the Shares validly tendered and not timely withdrawn as of the expiration of the Offer). Under this section only, for purposes of determining the Maximum Number of Shares, "Fully Diluted Basis" shall be determined as of the last business day prior to consummation of the Offer. The purchase of the Option Shares from the Schedule A Stockholders pursuant to this
Section 2.2 shall be accepted and paid for at the same time and in the same manner as Purchaser accepts and pays for the Shares tendered in the Offer.

       2.3    Representations and Warranties of Identified Stockholders

       Each Identified Stockholder hereby represents and warrants to the Company and Purchaser as follows:



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              (a)    Valid Title; Absence of Liens. Identified Stockholder is
the sole, true, lawful and beneficial owner of, in the case of a Schedule A Stockholder, those Option Shares set forth opposite its name on Schedule A, or, in the case of a Schedule B Stockholder, those Tendered Shares set forth opposite its name on Schedule B. Identified Stockholder owns the Tendered Shares or Option Shares, as the case may be, free and clear of any liens or encumbrances of any kind and there is no restriction on Identified Stockholder's ability, power or right to transfer or dispose of the Tendered Shares or Option Shares, as the case may be. Upon delivery of the certificate or certificates for the Tendered Shares or Option Shares, as the case may be, upon consummation of the Offer, Purchaser will acquire valid title to the Tendered Shares or Option Shares, as the case may be, free and clear of any encumbrances or liens of any kind other than restrictions imposed by applicable securities laws.

              (b)    Authority; Enforceability; Noncontravention.

                     (i) Identified Stockholder has the requisite power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement by Identified Stockholder and the performance of all of its obligations hereunder have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person). This Agreement has been duly executed and delivered by Identified Stockholder and constitutes a valid and binding obligation of Identified Stockholder, enforceable against Identified Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                     (ii) The execution and delivery of this Agreement by Identified Stockholder does not, and the performance by Identified Stockholder of all of its obligations hereunder will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or result in the creation of any lien or encumbrance upon the Tendered Shares or Option Shares, as the case may be, under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on Identified Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, is required by or with respect to Identified Stockholder in connection with the execution and delivery of this Agreement by Identified Stockholder or performance by Identified Stockholder of all of its obligations hereunder, except for applicable requirements, if any, of (a) Sections 13 and 16 of the Exchange Act and the rules and regulations thereunder and (b) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

              (c) Total Shares. In the case of a Schedule A Stockholder, Schedule A sets forth a true and accurate number of the Option Shares beneficially owned by the Schedule A Stockholder as of the date hereof, and, in the case of a Schedule B Stockholder, Schedule B sets forth a true and accurate number of the Tendered Shares beneficially owned by the Schedule B Stockholder as of the date hereof.



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       2.4    Covenants of Identified Stockholders. For so long as the Agreement is in effect, Identified Stockholder agrees as follows:

              (a) Identified Stockholder shall not, except as contemplated by the terms of this Agreement, knowingly take any action that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

              (b) Identified Stockholder will not, except as contemplated by the terms of this Agreement, (i) knowingly take, agree or commit to take any action that would make any representation or warranty of Identified Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) knowingly omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

              (c) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof, Identified Stockholder hereby agrees to waive any and all of its rights under any agreements, contracts or other arrangements to redeem the Tendered or Option Shares (or any securities convertible by its terms into Shares).

       2.5    Indemnification

              (a) Each Identified Stockholder shall, individually, and not jointly and severally, save, defend indemnify, and hold harmless Purchaser and its affiliates and their respective directors, officers, employees, and agents (each an "INDEMNIFIED PARTY") from, and promptly reimburse such Indemnified Party for, any and all liabilities, losses, damages, fines, suits, actions, demands, penalties, costs and expenses, including out-of-pocket, incidental expenses, legal fees and expenses, the allocated costs and expenses of in-house counsel and legal staff and the costs and expenses of defending or preparing to defend against any claim incurred or assessed against such Indemnified Party and arising out of or resulting from:

                     (i) the inaccuracy of any representation or warranty made by such Identified Stockholder in Section 2.3 hereof, or

                     (ii) any breach by such Identified Stockholder of Sections 2.1, 2.2 and 2.4 of this Agreement.

              (b) Indemnification shall be conditioned on compliance with the procedure outlined below:

                     (i) Provided that any and all obligations of each Identified Stockholder under this Section 2.5 shall in no event exceed the amount received by such Identified Stockholder.

                     (ii) Provided that prompt written notice is given of a claim or suit for which indemnification might be claimed, unless the failure to provide such notice does not actually and materially prejudice the interests of the party to whom such notice is to be provided,



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the indemnifying party promptly will defend, contest, or otherwise protect against any such claim or suit at its own cost and expense. Such notice shall describe the claim or suit in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by the Indemnified Party.

                     (iii) The Indemnified Party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless the Indemnified Party has relieved the indemnifying party from liability with respect to the particular matter, provided that the indemnifying party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all indemnified parties as to the matters in dispute and provided further that the Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

              (c) In the event the indemnifying party fails to timely defend, contest, or otherwise protect against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying party, including reasonable documented attorneys' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the indemnifying party undertakes the defense of such matter, the Indemnified Party shall not be entitled to recover from the indemnifying party for its costs incurred in the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party and reasonable costs of providing assistance.

              (d) The Indemnified Party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the indemnifying party may pay or be required to pay by way of indemnification hereunder. The Indemnified Party shall take all commercially reasonable steps to protect its position with respect to any matter that may be the subject of indemnification hereunder in the same manner as it would any similar matter where no indemnification is available.

       2.6    Survival

       The representations and warranties of each of the Identified Stockholders set forth in Section 2.3 hereof shall survive for a period of one (1) year from the date on which the Offer shall have been consummated; provided, however, that the representations and warranties with respect to the Identified Stockholders' Tendered and Option Shares set forth in Section 2.3(a) shall survive indefinitely, without any limitations.

                                  ARTICLE III.
                          PURCHASE AND SALE OBLIGATION

       If the Offer is terminated or not consummated, in each case solely because purchase by means of the Offer is precluded by law, administrative or judicial action, and such law,



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administrative or judicial action does not directly or indirectly preclude
Purchaser's acquisition of the Maximum Number of Shares outside the Offer, Purchaser shall agree to purchase from each of the Identified Stockholders, and each of the Identified Stockholders shall agree to sell to Purchaser, all of its Tendered Shares or Option Shares, as the case may be, at the purchase price of $2.32 per Tendered or Option Share.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       In this Agreement, any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity means any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, that changes or effects which are primarily and directly caused by the execution and delivery of this Agreement or the announcement of the transactions contemplated hereby shall not constitute a Material Adverse Effect (it being understood that in any controversy concerning the applicability of this proviso, the party claiming the benefit of this proviso shall have the burden of proof with respect to the elements of such proviso).

       In this Agreement, the words "AWARE," "KNOWLEDGE" or similar words, expressions or phrases with respect to a party means such party's actual knowledge after reasonable inquiry of officers and directors of such party and its subsidiaries reasonably believed to have knowledge of the relevant matters.

       The Company represents and warrants to Purchaser that the statements contained in this Article IV are true and correct, except as set forth in the Disclosure Schedule delivered by the Company to Purchaser immediately prior to the execution and delivery of this Agreement (the "DISCLOSURE SCHEDULE"). Reference to any section in the Disclosure Schedule in this Article IV shall be deemed to be a reference to all other sections in the Disclosure Schedule. Any reference in this Article IV to an agreement being "ENFORCEABLE" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

       4.1    Organization and Qualification.

       Each of the Company and its subsidiaries is a corporation or other legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted or as proposed to be conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to



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be so qualified or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1 of the Disclosure Schedule sets forth, with respect to the Company, each jurisdiction within the United States where it is qualified or otherwise licensed as a foreign corporation to do business, and with respect to each of its subsidiaries, (i) its name and jurisdiction of incorporation; (ii) each jurisdiction where it is qualified or otherwise licensed as a foreign corporation to do business; (iii) the number of shares of authorized capital stock of each class of its capital stock; (iv) the number of issued and outstanding shares of each class of its capital stock; (v) the number of shares of its capital stock held in treasury; and (vi) its duly elected directors and officers. The Company has heretofore delivered to Purchaser a complete and correct copy of the Certificate of Incorporation (or other applicable charter document) and the Bylaws (or other applicable organizational document), each as amended to the date hereof, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or its Bylaws (or other applicable organizational document).

       4.2    Capital Stock of Subsidiaries.

       The only direct or indirect subsidiaries of the Company are those listed in Section 4.2 of the Disclosure Schedule. The Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 4.2 of the Disclosure Schedule, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as disclosed in Section 4.2 of the Disclosure Schedule, the Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

       4.3    Capitalization.

       The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of Company preferred stock. As of August 31, 2000, 45,215,695 shares of Company Common Stock were issued and outstanding. All of such issued and outstanding Shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, 10,275,000 shares of Common Stock were reserved for issuance upon exercise of outstanding options pursuant to the Stock Option Plans, all of which are listed and described in Section 4.3 of the Disclosure Schedule. Other than the Stock Option Plans, the Company has no other plan that provides for the grant of options or rights to purchase shares of capital stock, stock appreciation or similar rights or stock awards. Except as set forth above, there are not now, and as of the date the Offer is consummated except for Shares issued after the date hereof upon the exercise options outstanding on the date hereof, there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants,



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calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities. Except as disclosed in Section 4.3 of the Disclosure Schedule, or as contemplated by this Agreement, none of the Company and its subsidiaries is a party to any voting agreement, voting trust, proxy or similar agreement, arrangement or understanding relating to its capital stock or any agreement, arrangement or understanding relating to or providing for registration rights with respect to its capital stock.

       4.4    Authority Relative to This Agreement.

       The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary stockholder approval of the Offer, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

       4.5    No Violations, etc.

              (a) Other than the filings, permits, authorizations, consents and approvals or waivers thereof that are identified in Section 4.5(b) and except as listed in Section 4.5(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or by-laws, (y) any note, bond, mortgage, outstanding loans or borrowings, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Material Adverse Effect or materially impair or delay the Company's ability to consummate the transactions contemplated hereby or perform its obligations under this Agreement.

              (b) No filing or registration with, no notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except as set forth in Schedule 4.5(b) of the Disclosure Schedule and except (i) as required by (A) applicable requirements of the HSR Act, (B) the Securities Act of 1933 as amended and the rules and regulatory promulgated thereunder (the "SECURITIES ACT") and the Exchange Act, (C) State Securities or "blue sky" laws and (D) the National Association of Securities Dealers, Inc. ("NASD") or the NASDAQ, (ii) the approval of the Company's stockholders pursuant to the DGCL and
(iv) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the transactions contemplated hereby.

              (c) The Company and its subsidiaries are not in violation of or default under, except as set forth in Section 4.5(a) of the Disclosure Schedule and except for such violations or defaults which would not, individually or in the aggregate, either have a Material Adverse Effect or materially impair the Company's ability to consummate the transactions contemplated hereby, (x) any note, bond, mortgage, indenture or deed of trust, or (y) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject.

       4.6    Commission Filings; Financial Statements.

       The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2000 (as supplemented and amended since the time of filing collectively, the "SEC REPORTS") with the SEC, each of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

       The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries included or incorporated by reference in such SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (subject, in the case of all such financial statements that are interim financial statements, to normal year-end audit adjustments, none of which are expected to result in a Material Adverse Effect).

       Except as set forth in Section 4.6 of the Disclosure Schedule, since December 31, 1999, there has not been any change, or any application or request for any change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated therein by reference, contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       4.7    Absence of Changes or Events.

       Except as set forth in Section 4.7 of the Disclosure Schedule and in the Company's Form 10-K for the fiscal year ended December 31, 1999, as filed with the SEC, or the Company's Form 10-Q for the fiscal quarter ended March 31, 2000, as filed with the SEC, since December 31, 1999, the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been (i) any change in the business, financial condition or results of operations of the Company or any of its subsidiaries which has had, or could have, individually or in the aggregate, a Material Adverse Effect; (ii) any damage, destruction or loss, whether covered by insurance or not, which has had, or could have, individually or in the aggregate, a Material Adverse Effect;
(iii) any entry into or termination of any material commitment, contract, agreement or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving the Company and its subsidiaries, other than this Agreement; (iv) any redemption, repurchase or other acquisition for value of its capital stock by the Company, or any issuance of capital stock of the Company or any of its subsidiaries or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside, or paid on capital stock of the Company; (v) any transfer of or right granted under any material lease, license, agreement or Intellectual Property (as defined in Section 4.14 below) of the Company or any of its subsidiaries or any liens or other security interests in any Intellectual Property of the Company or any of its subsidiaries; (vi) any sale or other disposition of any asset of the Company or any of its subsidiaries or any charge, mortgage, pledge or imposition of any lien or other encumbrance (or any satisfaction and discharge thereof) on any asset of the Company or any of its subsidiaries, other than in the ordinary course of business, or any agreement relating to any of the foregoing; (vii) any default or breach by the Company or any of its subsidiaries in any material respect under any contract, license or permit; (viii) any general wage or salary increase or any increase in compensation or other benefits payable or to become payable to any executive officers or management employees of the Company or any of its subsidiaries or any entry into any employment contract with any executive officer or key salaried employee of the Company or any of its subsidiaries; and
(ix) any change in the accounting methods of the Company or any of its subsidiaries.

       4.8    Accounts Receivable.

       All accounts receivable of the Company reflected in the Company's audited consolidated balance sheet contained in the Company's Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC ( the "BALANCE SHEET") represented transactions in the ordinary course of business and were current and collectible net of any reserves shown on such Balance Sheet (which reserves the Company believes are adequate and were calculated consistent with past practice). The accounts receivable of the Company arising after the Balance Sheet and prior to the date hereof arose in the ordinary course of business and consistent with past practice.

       4.9    Litigation.

       Except as set forth in Section 4.9 of the Disclosure Schedule, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries or any of their respective properties or assets before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any subsidiary of the Company or any of their respective assets was or is a party.

       4.10   Title to and Condition of Properties; Leases.

              (a) Each of the Company and its subsidiaries (i) except as set forth in Section 4.10(a)(i) of the Disclosure Schedule, has good, marketable and insurable title to all of the properties and assets reflected on the Balance Sheet as being owned by the Company or its subsidiaries, except for any property or asset since sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practice; and (ii) is the lessee under all of the leases set forth in Section 4.10(a)(ii) of the Disclosure Schedule and has valid, effective, enforceable and continuing leasehold rights without default in all property leased by it under such leases, free and clear of all encumbrances, except in the case of clauses (i) and (ii) above (x) statutory liens securing payments not yet due and (y) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties. The assets and properties of the Company and its subsidiaries are in good operating condition and repair and are adequate for the uses to which they are being put.

              (b) The Company is not a party to any executory contract to sell or transfer any part of any leasehold interest of the Company. True and accurate copies of all leases, and of all amendments, supplements, extensions and modifications thereof, have been delivered to Purchaser by the Company.

       4.11   Contracts and Commitments.

       Section 4.11 of the Disclosure Schedule sets forth a complete list of all existing contracts of the Company or any of its subsidiaries, except for those contracts having a total value of less than $500,000 or that can be terminated by giving notice of 60 days or less. Other than as disclosed in Section 4.11 of the Disclosure Schedule, no existing material contract or material commitment of the Company or any of its subsidiaries, or as to which any thereof is a party or their respective assets are bound contains an agreement with respect to any change of control that would be triggered by the Offer.

       4.12   Labor Matters.

       Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its subsidiaries. To the knowledge of the Company, no petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its subsidiaries. None of the Company's employees are represented by any labor union or covered by any collective bargaining agreement.

       4.13   Compliance with Law.

       Since December 31, 1999 and except as set forth in Section 4.13 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

       4.14   Intellectual Property.

              (a) Section 4.14 of the Disclosure Schedule lists all of the Intellectual Property of the Company and its subsidiaries and any predecessor entities of the foregoing.

              (b) The Company and its subsidiaries own or have the right to use all Intellectual Property used in the conduct of their respective businesses. None of the Intellectual Property used in the conduct of their respective businesses infringes or violates the intellectual property rights of any third parties. Consummation of the transactions contemplated hereby shall not impair any rights or impose any obligations with respect to Intellectual Property used in the conduct of the businesses of the Company and its subsidiaries.

              (c) There is no pending or, to the knowledge of the Company or its subsidiaries, threatened (or unasserted but considered probable of assertion) claim against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries received any notice, (i) asserting that any of the Intellectual Property, or that the past, present or, to the knowledge of the Company or its subsidiaries, contemplated future conduct of the Company's or its subsidiaries' business, infringes or violates the intellectual property rights of any third parties; (ii) asserting that any third parties have any rights to use any of the Intellectual Property except for Licensed Intellectual Property licensed to the Company or any subsidiary on a nonexclusive basis; or
(iii) which could, if adversely determined against the Company or any subsidiary, adversely affect the ability of the Company or any subsidiary to use any of the Intellectual Property upon consummation of the transactions contemplated hereby or thereafter, and to the knowledge of the Company and its subsidiaries, there is no basis for any claim of the foregoing types.

              (d) Neither the Company nor any subsidiary has given notice to any third parties asserting infringement by such third parties of any of the Intellectual Property, and to the knowledge of the Company and its subsidiaries, there is no basis for any such claim against a third party.

              (e) All of the Licensed Intellectual Property is licensed pursuant to valid written agreements (the "LICENSE AGREEMENTS"), enforceable in accordance with their terms.

              (f) Neither the Company nor any subsidiary is subject to any bars or other restrictions with respect to its rights to utilize the Intellectual Property, except for the terms and conditions of the License Agreements and, to the knowledge of the Company and its subsidiaries, no bars or other restrictions on such rights will be created by or exist after the consummation of the transactions contemplated herein.

              (g) There is no pending or, to the knowledge of the Company or any of its subsidiaries, threatened claim that the Company, any subsidiary or any licensor is in breach of any of the License Agreements and, to the knowledge of the Company and its subsidiaries, no basis for any such claim exists.

              (h) There is no pending or, to the knowledge of the Company or any of its subsidiaries, threatened claim against the Company, any subsidiary or the licensor of any Licensed Intellectual Property asserting that any of the Licensed Intellectual Property infringes or conflicts with the rights of third parties, and to the knowledge of the Company and its subsidiaries, no basis for any such claim exists.

              (i) Each of the Company and its subsidiaries has performed all of the obligations required to be performed by it, and is not in default under any agreement relating to any Intellectual Property, except where any such failure to perform any obligation under any such agreement would not constitute a material breach of, or trigger a default under, such agreement.

              (j) Section 4.14(j) of the Disclosure Schedule identifies each trade name, fictitious business name, or other similar name under which the Company or any of its subsidiaries has conducted any part of its business during the five (5) years preceding the date hereof.

              (k)    For purposes of this Section 4.14:

                     (i) "COPYRIGHTS" shall mean all registered and unregistered copyrights and applications for copyright registration in every country of the world;

                     (ii) "INTELLECTUAL PROPERTY" shall mean Patents, Trademarks, Copyrights and Know-How, including Licensed Intellectual Property;

                     (iii) "KNOW-HOW" shall mean technical information, trade secrets, inventions, processes, specifications, manuals, reports, documents, drawings, procedures, processes, devices, software and source code, software documentation, flow charts, recording media, research and development data, notebooks, marketing information, customer lists, database rights, other tangible embodiments of information and proprietary rights other than Copyrights, Patents and Trademarks, in every country of the world;

                     (iv) "LICENSED INTELLECTUAL PROPERTY" shall mean all intellectual property owned by third parties and licensed to the Company or any subsidiary;

                     (v) "PATENTS" shall mean all utility and design patents and patent applications (including any divisions, continuations, continuations-in-part, reexaminations, extensions, renewals or reissues thereof), design, design registrations, utility models and any similar rights and applications therefor, in every country of the world; and

                     (vi) "TRADEMARKS" shall mean all registered and unregistered trademarks, service marks, trade dress, trade names, fictitious business names or other similar names and applications for registration of any of the foregoing, in every country of the world.

       4.15   Taxes.

       "TAX" or "TAXES" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts. Except as set forth in Section 4.15 of the Disclosure Schedule: (i) the Company and its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed for any period ending on or before the expiration of the Offer, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries;
(ii) all Taxes of the Company and its subsidiaries in respect of the pre-Offer period have been paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings and/or are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other material Tax returns filed by the Company and its subsidiaries have either been paid or are being contested in good faith by appropriate proceedings; (iv) to the best knowledge of the Company, no deficiency has been asserted or assessed against the Company or any of its subsidiaries, and no examination of the Company or any of its subsidiaries is pending or threatened for any material amount of Tax by any taxing authority; (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax return has been requested, which Tax return has not since been filed; (vi) no Tax liens have been filed with respect to any Taxes; (vii) the Company and each of its subsidiaries will not make any voluntary adjustment by reason of a change in their accounting methods for any pre-Offer period that would affect the taxable income or deductions of the Company or any of its subsidiaries for any period ending after the consummation of the Offer; (viii) the Company and its subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; and (ix) the Company and its subsidiaries are not parties to any tax sharing or tax matters agreement.

       4.16   Employee Benefit Plans.

              (a) Section 4.16(a) of the Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, vacation, worker's compensation, medical, life or other material insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA AFFILIATE") for the benefit of any employee or director or former employee or former director of the Company or any of its subsidiaries, whether formal or informal and whether legally binding or not (the "PLANS"). With respect to each Plan, Section 4.16(a) of the Disclosure Schedule identifies each ERISA Affiliate that sponsors, maintains, or contributes to the Plan and whether the Plan covers or provides benefits to current or former employees or directors of any ERISA Affiliate (and if so, the identity of each such ERISA Affiliate). Neither the Company nor any of its subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would materially increase the benefit payable to, any employee or director or former employee or former director of the Company or any of its subsidiaries, except as required by applicable law.

              (b) With respect to each of the Plans, the Company has heretofore delivered or made available to Purchaser true and complete copies of each of the following documents: (i) the Plan and related documents (including all amendments thereto); (ii) the two most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under The Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to such Plan, and all material employee communications relating to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code, and all communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

              (c) No liability under Title IV of ERISA has been incurred by the Company or any of its subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its subsidiaries or any ERISA Affiliate of incurring a liability under such Title, in either case, other than liability for the payment of PBGC premiums, which have been or will be paid when due.

              (d) Neither the Company nor any of its subsidiaries nor any ERISA Affiliate, nor any of the Plans, nor any trust created thereunder, nor, to the Company's knowledge, any trustee or administrator thereof has engaged in a transaction in connection with which the Company, or any of its subsidiaries, any of the Plans, any such trust, or any trustee or administrator thereof, could, directly or indirectly, be subject to a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, or a tax imposed pursuant to Section 4975 or 4976 of the Code, or any other liability.

              (e) Full payment has been made, or will be made (where applicable) in accordance with Section 404(a)(6) of the Code, of all amounts that the Company or any of its subsidiaries or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the Plans and the applicable contracts of employment, and all such amounts properly accrued through the date the Offer is consummated, with respect to the current plan year thereof will be paid on or prior to the date the Offer is consummated or will be properly recorded on the Company's financial statements.

              (f) As of the date the Offer is consummated, the then fair market value of the assets held under each Plan that is subject to Title IV of ERISA will be sufficient so as to permit a "standard termination" of each such Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such Plans. No reportable event under Section 4043 of ERISA with respect to which the notice requirement has not been waived has occurred or will occur with respect to any Plan on or before the date the Offer is consummated other than any reportable event occurring by reason of the transactions contemplated by this Agreement.

              (g) None of the Plans is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

              (h) To the Company's knowledge, each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and a favorable determination to that effect has been issued by the IRS with respect to each such Plan. Each of the Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws and regulations, including but not limited to ERISA and the Code.

              (i) Except as set forth in Section 4.16(i) of the Disclosure Schedule, each Plan may be amended or terminated without liability to the Company or any of its subsidiaries or any ERISA Affiliate other than for accrued benefits. No amounts payable under the Plans will fail to be deductible for federal income tax purposes under Section 280G of the Code. To the Company's knowledge, each person who performs services for the Company or any of its subsidiaries has been, and is, properly classified by the Company or any of its subsidiaries as an employee or independent contractor.

              (j) There are no claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Plan, the assets of any Plan or against the Company or any of its subsidiaries or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of the Company, threatened audits or investigations by any governmental body, commission or agency involving any Plan.

              (k) Except as set forth in Section 4.16(k) of the Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors after retirement or other termination of service (other than (i) coverage mandated by applicable law; (ii) death benefit or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates; or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

              (l) Except as set forth in Section 4.16(l) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of the Company or any of its subsidiaries to severance pay, unemployment compensation, termination or any similar payment; or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director; or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

       4.17   Environmental Matters.

       Except as set forth in Section 4.17 of the Disclosure Schedule and except as would not result in a Material Adverse Effect:

              (a) The Company and its subsidiaries have obtained all Environmental Permits and all licenses and other authorizations and have made all registrations and given all notifications that are required under any applicable Environmental Law.

              (b) There is no Environmental Claim pending against the Company and its subsidiaries under an Environmental Law.

              (c) The Company and its subsidiaries are in compliance with all terms and conditions of their Environmental Permits, and are in compliance with all applicable Environmental Laws.

              (d) The Company and its subsidiaries did not generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by the Company and its subsidiaries.

              (e)    For purposes of Section 4.17:

                     (i) "ENVIRONMENT" shall mean any surface water, ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

                     (ii) "ENVIRONMENTAL CLAIM" means any written notice or written claim by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, or harm, injuries or damages to any person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (1) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Materials or (2) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

                     (iii) "ENVIRONMENTAL LAWS" means any federal, state, and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment;

                     (iv) "ENVIRONMENTAL PERMIT" shall mean a permit, identification number, license or other written authorization required under any applicable Environmental Law; and

                     (v) "HAZARDOUS MATERIALS" shall mean all pollutants, contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

       4.18   Absence of Undisclosed Liabilities.

       Except as set forth in Section 4.18 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personality or realty or unusual or extraordinary commitments, except the liabilities recorded on the Balance Sheet, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1999 that would not, individually or in the aggregate, have a Material Adverse Effect.

       4.19   Finders or Brokers.

       Except as set forth in Section 4.19 of the Disclosure Schedule, none of the Company, the subsidiaries of the Company, the Board of Directors or any member of the Board of Directors has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Offer, and Section 4.19 of the Disclosure Schedule sets forth the maximum consideration (present and future) agreed to be paid to each such party.

       4.20   State Antitakeover Statutes.

       The Company has granted all approvals and taken all other steps necessary to exempt the transactions contemplated hereby from the requirements and provisions of Section 203 of the DGCL and any other applicable state antitakeover statute or regulation such that none of the provisions of such
Section 203 or any other "business combination," "moratorium," "control share" or other state antitakeover statute or regulation (i) prohibits or restricts the Company's ability to perform its obligations under this Agreement to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement any provision hereof, or (iii) would subject Purchaser to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

       4.21   Insurance.

       Section 4.21 of the Disclosure Schedule lists all insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and its subsidiaries. The Company has not received any notice of cancellation, termination or reduction of coverage, nor has the Company received any notice of intention to cancel, terminate or reduce coverage, relating thereto. The Company has given Purchaser access to complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are (i) in such amounts as are appropriate and reasonable, in the judgment of the Company's Board of Directors, taking into account the Company's and its subsidiaries' properties, business and operations and (ii) are in full force and effect, with all premiums due thereon having been paid.

       4.22   Employment and Labor Contracts.

       Except as set forth on Section 4.22 of the Disclosure Schedule or the SEC Reports, neither the Company nor any of its subsidiaries is a party to any employment contract or other similar contract or any other contract for the provision of management or consulting services to the Company or any of its subsidiaries with any past or present officer, director, employee or, to the best of the Company's knowledge, any entity affiliated with any past or present officer, director or employee other than those set forth in Section 4.22 of the Disclosure Schedule and other than the agreements executed by employees generally, the forms of which have been delivered to Purchaser.

       4.23   Absence of Questionable Payments.

       Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To the Company's knowledge, the Company and each of its subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

       4.24   Board Approval Required.

       The Board of Directors of the Company has, by a majority vote at a meeting of such Board duly held, approved and adopted this Agreement, the transactions contemplated hereby, determined that the Offer is in the best interests of the stockholders and the Company and recommended it to the stockholders of the Company.

                                   ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants to the Company that:

       5.1    Organization and Qualification.

       Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the country of Israel and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Purchaser's public filing with the SEC include accurate and complete copies of its Articles of Incorporation (or other applicable charter document) and bylaws, as currently in effect.

       5.2    Authority Relative to This Agreement.

       Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

       5.3    Valid Title.   Purchaser is the sole, true, lawful and beneficial
owner of at least Five hundred thousand (500,000) Shares as of the date hereof.

       5.4    No Violations, etc.

              (a) Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby nor compliance by Purchaser with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser or any of Purchaser's subsidiaries under, any of the terms, conditions or provisions of
(x) their respective charters or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation, to which Purchaser or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of their respective properties or asset.

              (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity is required by Purchaser or any of Purchaser's subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except: (i) as required by (A) applicable requirements, if any, of the HSR Act, (B) the Securities Act and the Exchange Act, (C) state securities or "blue sky" laws, and (D) the NASDAQ and (ii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, materially impair Purchaser's ability to consummate the transactions contemplated hereby.

       5.5    Approvals.

       The Board of Directors of Purchaser has, by a majority vote at a meeting of such Board duly held, approved and adopted this Agreement and the Offer and the other transactions contemplated hereby.

       5.6    Litigation.

       There is no action, suit, proceeding or formal governmental inquiry or investigation pending, or to the best knowledge of Purchaser, threatened, against Purchaser that seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby.

       5.7    Financial Ability.

       Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment for all Shares tendered in the Offer pursuant to the terms of this Agreement and to consummate the other transactions contemplated hereby.

       5.8    Disclosure.

       All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Purchaser by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Material Adverse Effect on Purchaser.

       5.9    Finders or Brokers.

       None of Purchaser, the subsidiaries of Purchaser, the Board of Directors of Purchaser or any member of the Board of Directors of Purchaser has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Offer.

                                  ARTICLE VI.
                      CONDUCT OF BUSINESS OF PURCHASER AND
                          THE COMPANY PENDING THE OFFER

       6.1    Conduct of Business of the Company Pending the Offer.

              (a) In accordance with the business plan previously discussed with the Purchaser or as may be hereafter agreed by Purchaser and the Company, the Company may take action to significantly contract its business operations, and accordingly, the effect of any such action shall not be deemed a Material Adverse Effect.

       (b) Except as contemplated by this Agreement, including, without limitation, Section 6.1(a), or as expressly agreed to in writing by Purchaser, during the period from the date of this Agreement until the date the Offer expires, each of the Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the consummation of the Offer, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

                     (i) amend its Certificate of Incorporation or Bylaws or other organizational documents;

                     (ii) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except pursuant to and in accordance with the terms of currently outstanding options;

                     (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

                     (iv) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for its wholly owned subsidiaries, in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person in an aggregate amount exceeding $50,000;

                     (v) (i) increase in any manner the compensation of any employee, director or officer except in the ordinary course of business consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, officer or director except consistent with commercially acceptable standards; or
(iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

                     (vi) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except for
(i) agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by the Company or its subsidiaries not in excess of $50,000, or (ii) leases for rental space in an amount not to exceed $50,000 for any lease;

                     (vii) except as otherwise expressly contemplated by this Agreement, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

                     (viii) authorize or commit to make capital expenditures in excess of $50,000;

                     (ix) make any change in the accounting methods or accounting practices followed by the Company;

                     (x) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $50,000 without the consent of Purchaser;

                     (xi) make any election under the Code which would have a Material Adverse Effect;

                     (xii)  agree to do any of the foregoing.

       6.2    Conduct of Business of Purchaser Pending the Offer.

       Except as contemplated by this Agreement or as expressly agreed to in writing by the Company, during the period from the date of this Agreement to the date on which the transactions contemplated herein are consummated, Purchaser will use all commercially reasonable efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.


                                  ARTICLE VII.
                            COVENANTS AND AGREEMENTS

       7.1    Additional Agreements; Cooperation.

              (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, (vi) provide all necessary information for the Information Statement and (vii) to fulfill all conditions to this Agreement.

              (b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act or any other applicable Federal or state statute. At any time upon the written request of Purchaser, the Company shall advise Purchaser of the number of Shares.

       7.2    Publicity.

       The Company and Purchaser agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and agreement of all parties as to content and timing, except as may be required by law.

       7.3    No Solicitation.

              (a) Neither the Company nor any of its affiliates will, directly or indirectly, through any directors, officers, employees, agents, representatives or otherwise, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its subsidiaries or the acquisition of all or any significant assets or capital stock of the Company and its subsidiaries taken as a whole (an "ACQUISITION PROPOSAL") or negotiate, explore or otherwise engage in discussions with any person (other than Purchaser and its representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby.

       (b) Notwithstanding the provisions of Section 7.3(a) hereof, in the event that prior to the consummation of the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to respond to an Unsolicited Superior Proposal (as defined below) in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Offer and this Agreement or (y) approve or recommend an Unsolicited Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Unsolicited Superior Proposal), but in each of the cases set forth in this clause (y), no action shall be taken by the Company pursuant to clause (y) until a time that is after the fifth (5th) business day following Purchaser's receipt of written notice advising Purchaser that the Board of Directors of the Company has received an Unsolicited Superior Proposal, specifying the material terms and conditions of such Unsolicited Superior Proposal and identifying the person making such Unsolicited Superior Proposal, to the extent such identification of the person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel and provided, that if the Board of Directors takes any action pursuant to the foregoing clauses (x) and (y), the Company shall within two (2) business days of such action pay Purchaser an amount equal to 3% of the consideration payable by Purchaser hereunder for the Maximum Number of Shares that may be tendered in the Offer and reimburse Purchaser for any of Purchaser's out of pocket expenses (including without limitation fees and expenses of outside professionals) by wire transfer of immediately available funds to an account specified by Purchaser. For purposes of this Agreement, an "UNSOLICITED SUPERIOR PROPOSAL" means any bona fide, unsolicited, written proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the shares of Company Common Stock and then outstanding or all or substantially all the assets of the Company and otherwise on terms that the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer.

       (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 7.3, the Company shall immediately advise Purchaser orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel, the identity of the person making such request or Acquisition Proposal.

       (d) Nothing contained in this Section 7.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 7.3(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Offer or approve or recommend, or propose publicly to approve or recommend, a Acquisition Proposal.

       7.4    Access to Information.

       (a) From the date of this Agreement until the consummation of the Offer, the Company will give Purchaser and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books, records, documents, contracts, and financial statements of it and its subsidiaries, will permit Purchaser to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to its business and properties as Purchaser may from time to time reasonably request.

       (b) Purchaser acknowledges that information received by it or them concerning the Company and its operations is subject to the Confidentiality Agreement dated September 18, 2000 between Purchaser and the Company (the "CONFIDENTIALITY AGREEMENT"). Without limiting the foregoing, Purchaser will not, and will cause their representatives not to, use any information obtained pursuant to Section 7.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, Purchaser will keep confidential, and will cause their representatives to keep confidential, all information and documents obtained pursuant to Section 7.4 unless such information (i) was already known to Purchaser, (ii) becomes available to Purchaser from other sources not known by Purchaser to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of the Company, or (iv) is or becomes readily ascertainable from published information. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, Purchaser shall promptly cause all copies of documents or extracts thereof containing information and data as to the Company to be returned. In the event that this Agreement has been terminated or the transactions contemplated hereby shall have failed to be consummated and Purchaser or any of its agents or representatives are requested or required (by oral questions, interrogatories, requests for information, or documents in legal proceedings, subpoena, civil investigative demand, or other similar process) to disclose any of the materials delivered or obtained pursuant to this Agreement (the "COMPANY DOCUMENTATION"), Purchaser shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Purchaser or any of its agents or representatives are compelled to disclose any of such Company Documentation to any tribunal or else stand liable for contempt or suffer other censure or penalty, Purchaser or its agents or representatives, as the case may be, may, without liability hereunder, disclose to such tribunal only that portion of the Company Documentation which Company's counsel advises is legally required to be disclosed, provided, that Purchaser, as the case may be, shall exercise commercially reasonable efforts to preserve the confidentiality of the Company Documentation, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Company Documentation by such tribunal.

       7.5    Notification of Certain Matters.

       The Company or Purchaser, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the date the Offer is consummated, or (y) any material failure of the Company or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

       7.6    Resignation of Directors.

       At or prior to the date the Offer is consummated, the Company shall deliver to Purchaser the resignations of such officers and directors of Company and its subsidiaries as Purchaser shall specify, effective as of the consummation of the Offer.

       7.7    Director's and Officer's Insurance.

       Purchaser shall cause to be maintained in effect for not less than two
(2) years from the date the Offer expires the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring on or prior to the date the Offer expires; provided, that in no event shall Purchaser or the Company be required to expend annually more than 200% of the amount that the Company spent for these purposes in the last fiscal year to maintain or procure insurance coverage pursuant hereto; provided further, that Purchaser shall indemnify the Company's officers and directors to the same extent that it indemnifies its officers and directors.

       7.8    Fees and Expenses.

       Whether or not the Offer is consummated, the Company and Purchaser shall bear their respective expenses incurred in connection with the Offer, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants. It being understood that all fees and expenses of Piper Marbury Rudnick & Wolfe LLP are being incurred for the benefit of the Company.

       7.9    Stockholder Litigation.

       Each of the Company and Purchaser shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company or Purchaser, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

       7.10   Sale of Purchaser's Shares.

       Purchaser hereby covenants and agrees that it shall not sell, hypothecate, pledge or otherwise transfer any of the Shares that it owns as of the date hereof until consummation of the Offer.

                                 ARTICLE VIII.
                             CONDITIONS TO THE OFFER

       Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares, including the Tendered Shares, promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment, or, subject to the restriction referred to above, payment for, Shares tendered pursuant to the Offer, and may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) to the extent permitted by the Agreement, if (i) at the expiration of the Offer, the number of Shares validly tendered and not timely withdrawn, including the Tendered Shares, which, together with any Shares owned by Purchaser, shall not constitute at least 17% of the voting power (determined on a Fully Diluted Basis), of all the securities of the Company entitled to vote (the "MINIMUM CONDITION"), or (ii) if, at any time prior to the acceptance for payment for any such Shares, any of the following conditions occurs or has occurred and continues to exist (each of paragraphs (a) through (i) providing a separate and independent condition to Purchaser's obligations pursuant to the Offer):

              (a) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated;

              (b) there shall be in effect any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "RESTRAINTS") preventing the Purchaser from acquiring the Tendered Shares and the Option Shares;

              (c) there shall be in effect any action or proceeding instituted by any governmental authority seeking to prevent the Purchaser from acquiring the Tendered Shares and the Option Shares or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding;

              (d) there shall have been instituted against the Company or Purchaser any action or proceeding (judicial or otherwise) that seeks to enjoin or delay the Purchaser from acquiring the Tendered Shares and the Option Shares.

              (e) any representation or warranty of the Company or any of the Identified Stockholders set forth in this Agreement shall not be true and correct in any material respect in each case as if such representation or warranty were made at the time of such determination (except for any representations or warranties which by their terms are given as of a specified date);

              (f) the Company or any Identified Stockholder shall fail to perform or comply in any material respect with any covenant or agreement to be performed or complied with by it or identified to be performed or complied with by it prior to the consummation of the Offer;

              (g) any necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation by Purchaser, Company or any Identified Stockholder of the transactions contemplated by this Agreement shall not have been obtained;

              (h) except as contemplated in Article VI, there shall have occurred any Material Adverse Effect, in the general affairs, business, management, operations, assets and liabilities or prospects of the Company and its subsidiaries taken as a whole or in the condition (financial or otherwise) of the Company or any of its subsidiaries; or

              (i) the Agreement shall have been terminated in accordance with its terms;


which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares.

       The foregoing conditions are for the sole benefit of Purchaser and (i) may be asserted by Purchaser regardless of the circumstances giving rise to such condition (except for any action or inaction by Purchaser or any of its affiliates constituting a breach of the Agreement) or (ii) may be waived by Purchaser in whole at any time or in part from time to time in its reasonable discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                  ARTICLE IX.
                                  TERMINATION

       9.1    Termination.

       This Agreement may be terminated at any time prior to the time Purchaser purchases Shares pursuant to the Offer by either the Company's stockholders or Purchaser's stockholders:

              (a)    by mutual written consent of the Company and Purchaser;

              (b)    by either the Company or Purchaser:

                     (i) if Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to November 30, 2000, unless at such date the waiting period applicable to the consummation of the Offer under the HSR Act or any other necessary governmental filing shall not have expired or been terminated (except for such waiting periods (other than under the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Material Adverse Effect on the Company or Purchaser), in which case Purchaser shall begin accepting payment of Shares tendered in the Offer as soon as possible after the appropriate governmental agencies have given approval to the HSR Act and any other necessary governmental filings and shall not be grounds for termination of this Agreement, unless the parties hereto mutually agree; provided, further, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be consummated by such time; or

                     (ii) if any Restraint having any of the effects set forth in paragraph (b) of Article VIII hereof shall be in effect and shall have become final and nonappealable.

              (c) by the Company, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement;

              (d) by Purchaser, if the Company or any Identified Stockholder shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements (other than Section 7.3(b)) contained in this Agreement);

              (e) by Purchaser, upon the commencement or written threat of material litigation by any third party, which litigation could have a Material Adverse Effect on the Company or Purchaser, or affect either party's ability to consummate the transactions contemplated hereby, or challenging the validity of this Agreement;

              (f) by Purchaser, if (i) Section 7.3 shall be breached by the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of the Company, in any material respect and the Company shall have failed promptly to terminate the activity giving rise to such breach and used best efforts to cure such breach, or (ii) the Company shall breach Section 7.3 by failing to promptly notify Purchaser as required thereunder; provided, in the case of (i), the Company shall comply with applicable requirements relating to the payment (including the timing of any payment) of Purchaser's expenses and the fee required by Section 7.3;

              (g) by Purchaser, if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer or this Agreement, or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Acquisition Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; provided, that in the case of clauses (i) or (ii), the Company shall comply with applicable requirements relating to the payment (including the timing of any payment) of Purchaser's expenses and the fee required by Section 7.3(b); or

              (h) by the Company, if it elects to terminate this Agreement in accordance with Section 7.3(b); provided that it has complied with all provisions thereof.

       9.2    Effect of Termination.   The termination of this Agreement shall
become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article IX, this Agreement shall become void and have no effect, with no liability on the part of any party (except as provided in Section 7.3 hereof) or its stockholders or directors or officers in respect thereof except for agreements which survive the termination of this Agreement and except for liability that Purchaser, the Company or any Identified Stockholder might have arising from a breach of this Agreement.

                                   ARTICLE X.
                                  MISCELLANEOUS

       10.1   Survival of Representations and Warranties.

       None of the representations and warranties of the Company or Purchaser in this Agreement shall survive the consummation of the Offer. This Section 10.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the consummation of the Offer.

       10.2   Notices.

              (a) Any notice or communication to any party hereto (each, a "NOTICE") shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

  If to Purchaser:

                Gilat Satellite Networks, Ltd.
                21/D Yegia Kapayim Street
                Daniv Park, Kiryat Arye
                Petah Tikva, Israel
                Facsimile No:
                Attention: Joann R. Blasberg, Vice President and General Counsel with a copy to:

                           Arnold & Porter
                           399 Park Avenue
                           New York, New York 10022
                           Facsimile No.: (212) 713-1399
                           Attention:  Steven G. Tepper, Esq.

         If to the Company:

                           ZapMe! Corporation
                           3000 Executive Parkway, Suite 150
                           San Ramon, CA 94583
                           Facsimile No.: (925) 355-1299
                           Attention: Lance Mortensen, Chairman

         with a copy to:

                           Piper Marbury Rudnick & Wolfe LLP
                           6225 Smith Avenue
                           Baltimore, Maryland 21209
                           Facsimile No.: (410) 580-3001
                           Attention: Wilbert H. Sirota, Esq.
                                      George J. Nemphos, Esq.

or, in each case, at such other address as may be specified in a Notice to the other parties hereto. All Notices shall be deemed effective and given upon receipt.

       10.3   Counterparts.

       This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

       10.4   Interpretation.

       The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. All references to the masculine gender shall be deemed to include feminine and neutral genders. As used in this Agreement, "PERSON" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and "VOTING STOCK" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

       10.5   Amendment.

       This Agreement may be amended by the parties at any time prior to the purchase by Purchaser of the Shares pursuant to the Offer. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       10.6   No Third Party Beneficiaries.

       Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement; provided, however, that the provisions of Section 7.7 above concerning insurance are intended for the benefit of the individuals specified therein, and their respective representatives, affiliates, successors and assigns.

       10.7   Governing Law.

              (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

              (b) Each of the parties hereto irrevocably consents to the services of process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law.

              (c) Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in State of Delaware, and each party irrevocably consents to personal jurisdiction in any and all tribunals in the State of Delaware.

       10.8   Entire Agreement.

       This Agreement and the Exhibits and Schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof.

       10.9   No Reliance on Other Information.

       Except for the representations and warranties contained in this Agreement, none of the parties hereto nor any representative, agent or affiliate or other person acting for any of them makes any other representation or warranty, express or implied.

       10.10  Severability.

       If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

       10.11  Declaration of Trust.

       A copy of the Agreement and Declaration of Trust of WM Trust I is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this agreement is executed on behalf of the trustees of WM Trust I on behalf of its Small Cap Stock Fund series as trustees and not individually and that the obligations of WM Trust I and its Small Cap Stock Fund series under this agreement are not binding upon any of the trustees, officers or shareholders of the trust individually but are binding only upon the assets and property of the Small Cap Stock Fund series of WM Trust.

                         [SIGNATURES BEGIN ON NEXT PAGE]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written

                          Gilat Satellite Networks, Ltd.



                          By:         /s/Yoel Gat
                             -------------------------------------------
                             Name:  Yoel Gat
                             Title: Chairman of the Board of Directors,
                                    Chief Executive Officer and
                                    Director


                          ZapMe! Corporation



                          By:         /s/Rick Inatome
                             --------------------------------------------
                             Name:   Rick Inatome
                             Title:  CEO





                       [SIGNATURES CONTINUED ON NEXT PAGE]

                             SCHEDULE A STOCKHOLDERS



                                     The Mortensen 2000 Family Resource Trust



                                     By:         /s/Brian Herrera
                                        ---------------------------------------
                                        Brian Herrera, Trustee for The Mortensen
                                        Charitable Trust


                                     The Mortensen Charitable Trust



                                     By:         /s/Brian Herrera
                                        ---------------------------------------
                                        Brian Herrera, Trustee for The Mortensen
                                        Charitable Trust


                                     CAVCO of North Florida, Inc.



                                     By:         /s/ Douglas R. Aiosa
                                        ----------------------------------------
                                        Name:  Douglas R. Aiosa
                                        Title:  Treasurer


                                     MC Investment Trust



                                     By:          /s/Christopher R. Purrier
                                        ---------------------------------------
                                        Name: Christopher R. Purrier
                                        Title: Trustee

          [SCHEDULE A STOCKHOLDERS' SIGNATURES CONTINUED ON NEXT PAGE]

                         The Arnouse Charitable Trust



                         By:      /s/ Christopher R. Purrier
                            -------------------------------------------
                         Christopher R. Purrier, Trustee of The Arnouse Charitable Trust


                                  /s/ Darryl N. Deaton
                         --------------------------------------------
                         Darryl N. Deaton, JTWROS with
                         Julie A. Graham


                                  /s/ Julie A. Graham
                         ----------------------------------------------
                         Julie A. Graham, JTWROS with
                         Darryl N. Deaton




                                  /s/ Michael Arnouse
                         ----------------------------------------------
                         Michael Arnouse




          [SCHEDULE B STOCKHOLDERS' SIGNATURES CONTINUED ON NEXT PAGE]

                             SCHEDULE B STOCKHOLDERS



                                   QuestMark Partners, LP
                                   By:  QuestMark Advisors, LLC



                                   By:         /s/ Thomas R. Hitchner
                                      -----------------------------------------
                                      Name:  Thomas R. Hitchner
                                      Title: President


                                   Sylvan Ventures



                                   By:         /s/ B. Lee McGee
                                      -----------------------------------------
                                      Name:  B. Lee McGee
                                      Title: Executive V. P.


                                   WM Advisors



                                   By:         /s/ Linda C. Walk
                                      -----------------------------------------
                                      Name:  Linda C. Walk, CPA
                                      Title: Vice President, Senior Portfolio
                                             Manager


                                   Dell USA LP
                                   By:  Dell Gen. P. Corp.



                                   By:         /s/ Paul J. Legris
                                      -----------------------------------------
                                      Name:  Paul J. Legris
                                      Title: Portfolio Manager

                                   SCHEDULE A

                             SCHEDULE A STOCKHOLDERS

---------------------------------------- -------------------------------------- --------------------------------------
    NAME OF SCHEDULE A                         NUMBER OF SHARES AND OTHER                 NUMBER OF SHARES
       STOCKHOLDER                               SECURITIES CONVERTIBLE OR             REQUIRED TO BE TENDERED
                                                 EXERCISABLE FOR SHARES
---------------------------------------- -------------------------------------- --------------------------------------
The Mortensen20000 Family Resource                                   6,600,000                              6,600,000
Trust
Brian Herrera, Trustee
c/o Marianne Schmitt Hellauer, Esquire
Piper Marbury Rudnick & Wolfe LLP
6225 Smith Ave.
Baltimore, Maryland 21209
---------------------------------------- -------------------------------------- --------------------------------------
The Mortensen Charitable Trust                                       2,000,000                              2,000,000
Brian Herrera, Trustee
c/o Marianne Schmitt Hellauer, Esquire
Piper Marbury Rudnick & Wolfe LLP
6225 Smith Ave.
Baltimore, Maryland 21209
---------------------------------------- -------------------------------------- --------------------------------------
CAVCO of North Florida, Inc.                                         1,186,885                              1,186,885
9350 Baymeadows Road
Suite 220
Jacksonville, Florida 32256
Attention:  Charlie Appleby/Doug Aiosa
---------------------------------------- -------------------------------------- --------------------------------------
Darryl N. Deaton & Julie A. Graham,                                  1,188,000                              1,188,000
JTWROS
172 Serra Court
Vallejo, California 95590
---------------------------------------- -------------------------------------- --------------------------------------
Michael Arnouse                                                      2,776,560                              2,776,560
15 Hickory Drive
Old Brookville, NY 11545
---------------------------------------- -------------------------------------- --------------------------------------
MC Investment Trust                                                    700,000                                700,000
6324 160th Place, S.E.
Bellevue, Washington 98006
c/o Christopher R. Purrier, Trustee
---------------------------------------- -------------------------------------- --------------------------------------
The Arnouse Charitable Trust                                         2,500,000                              2,500,000
Christopher Purrier, Trustee
The Mortensen20000 Family Resource
Trust
Brian Herrera, Trustee
c/o Marianne Schmitt Hellauer, Esquire
Piper Marbury Rudnick & Wolfe LLP
6225 Smith Ave.
Baltimore, Maryland 21209
---------------------------------------- -------------------------------------- --------------------------------------

                                   SCHEDULE B

                             SCHEDULE B STOCKHOLDERS


---------------------------------------- -------------------------------------- --------------------------------------
    NAME OF SCHEDULE B                              NUMBER OF SHARES AND              NUMBER OF OPTION SHARES
      STOCKHOLDER                             OTHER SECURITIES CONVERTIBLE
                                                OR EXERCISABLE FOR SHARES
---------------------------------------- -------------------------------------- --------------------------------------
QuestMark Partners, LP                                               2,153,680                              2,153,680
One South Street
Baltimore, Maryland 21202
Attention:  Thomas Hitcher
---------------------------------------- -------------------------------------- --------------------------------------
Sylvan Ventures                                                        652,495                                652,495
1000 Lancaster Street
Baltimore, Maryland 21202
Attention:  Doug Becker
---------------------------------------- -------------------------------------- --------------------------------------
WM Advisors                                                          1,577,000                              1,577,000
1201 Third Avenue
Suite 1400
Seattle, Washington 9801
---------------------------------------- -------------------------------------- --------------------------------------
Dell USA LP                                                          1,469,730                              1,469,730
One Dell Way
Round Rock, Texas 78682
Attention:  Mark Mouritsen
---------------------------------------- -------------------------------------- --------------------------------------